Exhibit 1.1
UNDERWRITING AGREEMENT
AGNC INVESTMENT CORP.
(a Delaware corporation)
12,000,000 Depositary Shares
Each Representing 1/1,000th of a share of 8.75% Series H Fixed-Rate Cumulative Redeemable Preferred Stock (Par Value $0.01 Per Share)
(Liquidation Preference Equivalent to $25.00 Per Depositary Share)
Dated: September 3, 2025

AGNC INVESTMENT CORP.
(a Delaware corporation)
12,000,000 Depositary Shares
Each Representing 1/1,000th of a share of 8.75% Series H Fixed-Rate Cumulative Redeemable Preferred Stock (Par Value $0.01 Per Share)
(Liquidation Preference Equivalent to $25.00 Per Depositary Share)
UNDERWRITING AGREEMENT
September 3, 2025

Morgan Stanley & Co. LLC
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
RBC Capital Markets, LLC
UBS Securities LLC
Wells Fargo Securities, LLC
Citigroup Global Markets Inc.
Keefe, Bruyette & Woods, Inc.
As Representatives of the several Underwriters
c/o Morgan Stanley & Co. LLC
1585 Broadway
New York, New York 10036
c/o Goldman Sachs & Co. LLC
200 West Street
New York, New York 10282
c/o J.P. Morgan Securities LLC
383 Madison Avenue
New York, New York 10179
c/o RBC Capital Markets, LLC
Brookfield Place
200 Vesey Street, 8th Floor
New York, New York 10281

c/o UBS Securities LLC
11 Madison Avenue
New York, New York 10010
c/o Wells Fargo Securities, LLC
550 South Tryon Street, 5th Floor
Charlotte, North Carolina 28202

c/o Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013

c/o Keefe, Bruyette & Woods, Inc.
787 Seventh Avenue, 4th Floor
New York, New York 10019
Ladies and Gentlemen:
AGNC Investment Corp., a Delaware corporation (the “Company”), confirms its agreement with each of the Underwriters named in Schedule I hereto (collectively, the “Underwriters,” which term shall also include any underwriter hereinafter substituted as provided in Section 10 hereof), for whom Morgan Stanley & Co. LLC (“Morgan Stanley”), Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, RBC Capital Markets, LLC, UBS Securities LLC, Wells Fargo Securities, LLC, Citigroup Global Markets Inc. and Keefe, Bruyette & Woods, Inc., are acting as representatives (in such capacity, if and as applicable, the “Representatives”), with respect to (i) the sale by the Company and the purchase by the Underwriters, acting severally and not jointly, of 12,000,000 of its depositary shares (the “Depositary Shares”), each representing 1/1,000th of a share of the Company’s 8.75% Series H Fixed-Rate Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share (“Series H Preferred Stock”), a series of the Company’s preferred stock, par value $0.01 per share, and (ii) the grant by the Company to the Underwriters, acting severally and not jointly, of the option described in Section 2(b) hereof to purchase all or any part of 1,800,000 additional Depositary Shares. The aforesaid 12,000,000 Depositary Shares (the “Initial Securities”) to be purchased by the Underwriters and all or any part of the 1,800,000 Depositary Shares subject to the option described in Section 2(b) hereof (the “Option Securities”) are hereinafter called, collectively, the “Securities.”
The shares of Series H Preferred Stock represented by the Securities (the “Preferred Stock”) will, when issued, be deposited by the Company against delivery of depositary receipts (the “Depositary Receipts”) to be issued by Computershare Inc. and Computershare Trust Company, N.A., as depositary (the “Depositary”), under a Deposit Agreement (the “Deposit Agreement”) among the Company, the Depositary and the holders from time to time of the Depositary Receipts issued thereunder. Each Depositary Receipt will represent one or more Depositary Shares. Each Depositary Share is, under certain circumstances, convertible into up to 5.12295 shares of the Company’s Common Stock (as defined below) (the “Conversion Stock”).

The Company understands that the Underwriters propose to make a public offering of the Securities as soon as the Representatives deem advisable after this Agreement has been executed and delivered.
Section 1.Representations and Warranties.
(a)Representations and Warranties by the Company. The Company represents and warrants to, and agrees with, each Underwriter that, as of the date hereof, as of the Applicable Time referred to in Section 1(a)(iii) hereof, as of the Closing Time referred to in Section 2(c) hereof, and as of each Date of Delivery (if any) referred to in Section 2(b) hereof, and agrees with each Underwriter, as follows:
(i)Compliance with Registration Requirements. The Company has filed with the Securities and Exchange Commission (the “Commission”) a shelf registration statement on Form S‑3 (File No. 333‑279249) under the Securities Act of 1933, as amended (the “1933 Act”), in respect of the Preferred Stock and Depositary Shares (including the Securities and the Company’s common stock, par value $0.01 per share (the “Common Stock”)) on May 9, 2024, which contains a base prospectus, to be used in connection with the public offering and sale of the Securities and the shares of Common Stock issuable upon conversion of the Securities; the Company satisfies all eligibility requirements for use of Form S‑3 as contemplated by such registration statement and this Agreement; such registration statement became effective on May 9, 2024 under Rule 462(e) the 1933 Act (“Rule 462(e)”) upon filing, and any post-effective amendment thereto also became effective upon filing under Rule 462(e); the Company has complied to the Commission’s satisfaction with all requests of the Commission for additional or supplemental information with respect to such registration statement or otherwise; no stop order suspending the effectiveness of such registration statement or any part thereof has been issued and no proceeding for that purpose has been initiated or, to the knowledge of the Company, threatened by the Commission, and no notice of objection of the Commission to the use of such form of registration statement or any post-effective amendment thereto has been received by the Company (the base prospectus filed as part of such registration statement, in the form in which it was filed with the Commission on or prior to the date of this Agreement, is hereinafter called the “Base Prospectus”); the various parts of such registration statement, including all exhibits thereto and any prospectus supplement or prospectus relating to the Securities that is filed with the Commission and deemed by virtue of Rule 430B under the 1933 Act to be part of such registration statement (any such information that was omitted from such registration statement at the time it became effective but that was deemed to be a part and included in such registration statement pursuant to Rule 430B under the 1933 Act is referred to as “430B Information”), each as amended at each time such part of the registration statement became effective, are hereinafter collectively called the “Registration Statement”; each preliminary prospectus used in connection with the offering of the Securities that omitted Rule 430B Information, including the related Base Prospectus in the form first filed by the Company pursuant to Rule 424(b) under the 1933 Act is herein called, a “Preliminary Prospectus”; the final prospectus supplement specifically relating to the Securities prepared and filed with the Commission pursuant to Rule 424(b) under the 1933 Act is hereinafter called the “Prospectus Supplement”; the Base Prospectus, as amended and supplemented by the Prospectus Supplement, is hereinafter called the “Prospectus”; any reference herein to the Base Prospectus, each Preliminary Prospectus or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S‑3 under the 1933 Act; provided, however, that no representation or warranty included in any exhibit to any such incorporated document, other than the representations and warranties contained herein, is deemed to be made to you; any reference to any amendment or supplement to the Base Prospectus, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include any post-effective amendment to the Registration Statement, any prospectus supplement or base prospectus relating to the Securities filed with the Commission pursuant to Rule 424(b) under the 1933 Act and any documents filed under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and incorporated therein, in each case after the date of the Base Prospectus, each Preliminary Prospectus or the Prospectus, as the case may be; any reference to any amendment to the Registration Statement shall be deemed to refer to and include any annual report of the Company filed pursuant to Section 13(a) or 15(d) of the 1934 Act after the effective date of the Registration Statement that is incorporated by reference in the Registration Statement.
(ii)Status as a Well-Known Seasoned Issuer. (A) At the time of filing the Registration Statement on May 9, 2024, (B) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the 1933 Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the 1934 Act or form of prospectus), (C) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) of the 1933 Act) made any offer relating to the Securities in reliance on the exemption of Rule 163 of the 1933 Act and (D) at the date hereof, the Company was and is a “well-known seasoned issuer” as defined in Rule 405 of the 1933 Act (“Rule 405”). The Registration Statement is an “automatic shelf registration statement,” as defined in Rule 405, and the Securities, since their registration on the Registration Statement, have been and remain eligible for registration by the Company on a Rule 405 “automatic shelf registration statement”. The Company has not received from the Commission any notice pursuant to Rule 401(g)(2) of the 1933 Act objecting to the use of the automatic shelf registration statement form.
(iii)No order preventing or suspending the use of the Registration Statement, the Base Prospectus, any Preliminary Prospectus, the Prospectus or any Issuer Free Writing Prospectus has been issued by the Commission and no proceeding for any of those purposes have been instituted or are pending or, to the knowledge of the Company (without further inquiry), contemplated. The Registration Statement and any post-effective amendments thereto, at the time of filing thereof and at the time it became effective, as applicable, complied and will comply in all material respects with the requirements of the 1933 Act and the rules and regulations of the Commission thereunder (the “1933 Act Regulations”) and did not and will not, at the time it became effective for purposes of Section 11 of the 1933 Act, as such section applies to the Underwriters, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.
(iv)Neither the Prospectus nor any supplements thereto (including any prospectus wrapper), at the time the Prospectus or any such supplement was issued and at the Closing Time (and, if any Option Securities are purchased, at the Date of Delivery), included or will include an untrue statement of a material fact or omitted or will omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(v)For the purposes of this Agreement, the “Applicable Time” means 4:32 p.m. (New York City time) on September 3, 2025; (i) the applicable Issuer General Use Free Writing Prospectus(es) issued at or prior to the Applicable Time and each Preliminary Prospectus issued at or prior to the Applicable Time, as most recently amended or supplemented immediately prior to the Applicable Time, taken together (collectively, and, with respect to any Securities, together with the information included on the Pricing Term Sheet (as hereinafter defined), all considered together, the “General Disclosure Package”) and (ii) each electronic road show, if any, as of the Applicable Time, the Closing Time and each Date of Delivery (if any), do not and will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (i) each such Issuer Limited Use Free Writing Prospectus, as supplemented by and taken together with the General Disclosure Package and (ii) each electronic road show, if any, as of such Applicable Time, the Closing Time and each Date of Delivery (if any), will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
As used in this subsection and elsewhere in this Agreement:
“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433 of the 1933 Act Regulations (“Rule 433”), relating to the Securities that (i) is required to be filed with the Commission by the Company, (ii) is a “road show that is a written communication” within the meaning of Rule 433(d)(8)(i), whether or not required to be filed with the Commission or (iii) is exempt from filing pursuant to Rule 433(d)(5)(i) because it contains a description of the Securities or of the offering that does not reflect the final terms, in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).
“Issuer General Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being specified in Schedule II hereto.
“Issuer Limited Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not an Issuer General Use Free Writing Prospectus.
The representations and warranties in this subsection shall not apply to statements in or omissions from the Registration Statement, the General Disclosure Package, the Prospectus or any Issuer Free Writing Prospectus made in reliance upon and in conformity with the Underwriter Content (as hereinafter defined).
(vi)Issuer Free Writing Prospectus. Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Securities or until any earlier date that the issuer notified or notifies the Representatives as described in Section 3(e), did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement, any Preliminary Prospectus, the Prospectus Supplement, the Prospectus, or other prospectus deemed to be a party thereof (including any document incorporated by reference therein) that has not been superseded or modified.
(vii)Incorporation of Documents by Reference. The documents incorporated or deemed to be incorporated by reference in the Registration Statement, the General

Disclosure Package and the Prospectus, at the time they were or hereinafter are filed with the Commission, as the case may be, complied or will comply in all material respects with the requirements of the 1934 Act and the rules and regulations of the Commission thereunder (the “1934 Act Regulations”).
(viii)Ineligible Issuer. At the time of filing the Registration Statement on May 9, 2024, at the earliest time thereafter that the Company made a bona fide offer (within the meaning of Rule 164(h)(2) of the 1933 Act) of the Securities and as of the date of this Agreement (with such date being used as the determination date for purposes of this clause), the Company was not and is not an ineligible issuer (as defined in Rule 405 under the 1933 Act), without taking account of any determination by the Commission pursuant to Rule 405 under the 1933 Act that it is not necessary that the Company be considered an ineligible issuer (as defined in Rule 405 under the 1933 Act).
(ix)Independent Accountants. Ernst & Young LLP, who certified the financial statements included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus, is an independent public accounting firm as required by the 1933 Act and the 1933 Act Regulations, the 1934 Act and the 1934 Act Regulations, and the Public Company Accounting Oversight Board (United States).
(x)Financial Statements. The financial statements included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus, together with the related notes, present fairly the financial position of the Company and its consolidated subsidiaries at the dates indicated and the results of operations, comprehensive income, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for the periods specified; said financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto. The selected financial data included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus present fairly the information shown therein and was compiled on a basis consistent with that of the audited financial statements included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus. Any disclosures contained in the Registration Statement, the General Disclosure Package or the Prospectus, or incorporated by reference therein, regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply with Regulation G under the 1934 Act and Item 10 of Regulation S‑K under the 1933 Act, to the extent applicable. The interactive data in eXtensible Business Reporting Language incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus fairly presents the required information in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.
(xi)No Material Adverse Change in Business. Since the respective dates as of which information is given in the General Disclosure Package or the Prospectus (in each case exclusive of any amendments or supplements thereto subsequent to their respective dates), except as otherwise stated therein, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings and business affairs or business prospects of the Company together with its consolidated subsidiaries, all of which are listed on Schedule III hereto (each, a “Subsidiary,” and collectively, the “Subsidiaries”), considered as one enterprise, whether or not arising in the ordinary course of business (a “Material Adverse Effect”), (B) there have been no transactions entered into by the Company or any of its Subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its Subsidiaries considered as one enterprise, (C) there has been no obligation, contingent or otherwise, directly or indirectly incurred by the Company or any of its Subsidiaries considered as one enterprise that could reasonably be likely to have a Material Adverse Effect and (D) except for regular monthly dividends on the Common Stock, and regular quarterly dividends on its 7.00% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, 6.875% Series D Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, 6.50% Series E Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, 6.125% Series F Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock and 7.75% Series G Fixed-Rate Reset Cumulative Redeemable Preferred Stock, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.
(xii)Good Standing of the Company. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware and has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement, the General Disclosure Package and the Prospectus and to enter into and perform its obligations under this Agreement and the Deposit Agreement; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure, individually or in the aggregate, so to qualify or to be in good standing would not result in a Material Adverse Effect.
(xiii)Good Standing of Subsidiaries. Each Subsidiary is duly incorporated or organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with requisite power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement, the General Disclosure Package and the Prospectus, and to consummate the transactions contemplated hereby. Each Subsidiary is duly qualified as a foreign corporation, limited liability company, partnership or trust to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect; except as otherwise disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, all of the issued and outstanding equity interests in each Subsidiary have been duly authorized and validly issued, are fully paid and non‑assessable and are owned by the Company, directly or indirectly, free and clear of any security interests, mortgages, pledges, liens, encumbrances, claims or equitable interests; none of the outstanding equity interests in any Subsidiary was issued in violation of, or subject to, any preemptive right, co‑sale right, registration right, right of first refusal or other similar rights of equity holders or any other person arising by operation of law, under the organizational documents of each Subsidiary, under any agreement to which any Subsidiary is a party or otherwise. The Company does not own or control, directly or indirectly, any equity interest in any corporation, joint venture, limited liability company, association or other entity other than the Subsidiaries. The Company does not, and did not as of December 31, 2024, have any “significant subsidiaries” (as defined in Rule 1‑02(w) of Regulation S‑X).
(xiv)Capitalization. As of the date hereof, (A) 2,250,000,000 shares of Common Stock were authorized for issuance, of which 1,053,322,495 shares were issued and outstanding, and (B) 10,000,000 shares of preferred stock, par value $0.01 per share of the Company were authorized for issuance, of which 13,800 shares were designated as

7.00% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, of which 13,000 shares were issued and outstanding, 10,350 shares were designated as 6.875% Series D Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, of which 9,400 shares were issued and outstanding, 16,100 shares were designated as 6.50% Series E Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, of which 16,100 shares were issued and outstanding, 23,000 shares were designated as 6.125% Series F Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, of which 23,000 shares were issued and outstanding, and 6,900 shares were designated as 7.75% Series G Fixed-Rate Reset Cumulative Redeemable Preferred Stock, of which 6,000 shares were issued and outstanding. The issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding shares of capital stock was issued in violation of the preemptive or other similar rights of any securityholder of the Company. Upon completion of the issuance and sale of the Securities pursuant to this Agreement, the capitalization of the Company will be as set forth in the Prospectus in the column entitled “As Adjusted” under the caption “Capitalization.” Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, there are no outstanding (A) securities or obligations of the Company or any of the Subsidiaries convertible into or exchangeable for any equity interests of the Company or any such Subsidiary, (B) warrants, rights or options to subscribe for or purchase from the Company or any such Subsidiary any such equity interests or any such convertible or exchangeable securities or obligations or (C) obligations of the Company or any such Subsidiary to issue any equity interests, any such convertible or exchangeable securities or obligation, or any such warrants, rights or options. The Company’s Common Stock has been registered pursuant to Section 12(b) of the 1934 Act and is authorized for trading on the Nasdaq Global Select Market (“Nasdaq”), and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock from Nasdaq, nor has the Company received any notification that the Commission or Nasdaq is contemplating terminating such registration or listing. The Company is in compliance with the current listing standards of Nasdaq and has applied to have the Securities listed on Nasdaq.
(xv)Authorization of Agreement and Deposit Agreement. The execution and delivery of, and the performance by the Company of its obligations under, this Agreement have been duly authorized by the Company, and this Agreement has been duly executed and delivered by the Company. The execution and delivery of, and the performance by the Company of its obligations under, the Deposit Agreement have been duly authorized by the Company, and at the Closing Time, the Deposit Agreement will have been duly executed and delivered by the Company. Each of this Agreement and the Deposit Agreement conforms in all material respects to the descriptions thereof in the Registration Statement, the General Disclosure Package and the Prospectus. This Agreement does, and when executed and delivered in accordance with its terms by each of the parties thereto, the Deposit Agreement will, constitute a valid and binding agreement of the Company enforceable in accordance with its terms, except in each case as may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or thereafter in effect relating to creditors’ rights generally and (B) general equitable principles and the discretion of the court before which any proceeding therefor may be brought, except as to indemnification provisions, which may be limited by applicable law.
(xvi)Authorization and Description of Series H Preferred Stock, Securities and Conversion Stock. (i) The deposit of the Series H Preferred Stock by the Company in accordance with the Deposit Agreement has been duly authorized by the Company, (ii)

the Series H Preferred Stock has been duly and validly authorized, and, when the Depositary Shares are paid for by the Underwriters and the Series H Preferred Stock is delivered to the Depositary in accordance with the Deposit Agreement in respect thereof, then the Series H Preferred Stock will be fully paid and nonassessable, (iii) assuming due execution and delivery of the Depositary Receipts and the Deposit Agreement by the Depositary, each Depositary Receipt will be duly and validly issued and will entitle the holder thereof to the benefits provided therein and in the Deposit Agreement and (iv) the Conversion Stock has been duly authorized and reserved, and when issued, will be fully paid and non-assessable. The Securities have been duly authorized, and assuming due authorization, execution and delivery of the Deposit Agreement by the Depositary, each Depositary Share will represent an interest in 1/1,000th of a validly issued, outstanding, fully paid and non-assessable share of Series H Preferred Stock. The Securities, the Series H Preferred Stock and the Conversion Stock conform in all material respects to all statements relating thereto contained in the Registration Statement, the General Disclosure Package and the Prospectus and such descriptions conform to the rights set forth in the instruments defining the same; no holder of the Common Stock, the Depositary Shares or Series H Preferred Stock will be subject to personal liability by reason of being such a holder and the issuance of the Series H Preferred Stock, the Securities and the Common Stock is not subject to any preemptive or other similar rights of any security holder of the Company, and except as set forth in the Registration Statement, General Disclosure Package and the Prospectus, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of capital stock of or ownership interests in the Company are outstanding. The certificate of designation designating the rights and preferences of the Series H Preferred Stock (the “Certificate of Designation”) will be in full force and effect on or prior to the Closing Time and any Date of Delivery and has been filed with the Secretary of State of the State of Delaware (the “SOS”) and will comply with all applicable requirements under the Delaware General Corporation Law. The form of certificate for the Series H Preferred Stock will be in valid and sufficient form in compliance with the laws of the State of Delaware and Nasdaq requirements.
(xvii)Absence of Defaults and Conflicts. The Company is not in violation of its Amended and Restated Certificate of Incorporation, as amended (“Charter”), or its Third Amended and Restated Bylaws, as amended (“Bylaws”). No Subsidiary is in violation of its organizational documents (including, without limitation, partnership and limited liability company operating agreements). Neither the Company nor any of its Subsidiaries is in default in the performance or observance (nor has any event occurred which with notice, lapse of time or both would constitute a default in the observance or performance) of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary may be bound, or to which any of the property or assets of the Company or any Subsidiary is subject (collectively, “Agreements and Instruments”), except for such defaults that would not result in a Material Adverse Effect; and the execution, delivery and performance by the Company of this Agreement and the Deposit Agreement and the consummation of the transactions contemplated herein and therein (including the issuance and sale of the Securities and the use of the proceeds from the sale of the Securities as described in the Registration Statement, the General Disclosure Package and the Prospectus under the caption “Use of Proceeds” and the filing with the SOS of the Certificate of Designation) and compliance by the Company with its obligations hereunder and thereunder have been duly authorized by all necessary corporate action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any Subsidiary pursuant to, the Agreements and Instruments (except for such conflicts, breaches, defaults or Repayment Events or liens, charges or encumbrances that would not result in a Material Adverse Effect), nor will such actions result in any violation of the provisions of the Charter or Bylaws of the Company or the organizational documents of any Subsidiary (including, without limitation, partnership and limited liability company operating agreements), any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any Subsidiary or any of their assets, properties or operations. As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any Subsidiary.
(xviii)Absence of Proceedings. There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company (without further inquiry), threatened, against or affecting the Company or any Subsidiary, which is required to be disclosed in the Registration Statement, the General Disclosure Package or the Prospectus (other than as disclosed therein), or which would reasonably be expected to result in a Material Adverse Effect, or which would reasonably be expected to materially and adversely affect the properties or assets thereof or the consummation of the transactions contemplated in this Agreement or the performance by the Company of its obligations hereunder; the aggregate of all pending legal or governmental proceedings to which the Company or any Subsidiary is a party or of which any of their respective property or assets is the subject which are not described in the Registration Statement, including ordinary routine litigation incidental to the business, would not, individually or in the aggregate, result in a Material Adverse Effect.
(xix)Accuracy of Exhibits. There are no contracts or documents that are required to be described in the Registration Statement, the General Disclosure Package or the Prospectus or the documents incorporated by reference therein or to be filed as exhibits thereto which have not been described in all material respects and filed as required by Item 601(b) of Regulation S‑K under the 1933 Act. The copies of all contracts, agreements, instruments and other documents (including governmental licenses, authorizations, permits, consents and approvals and all amendments or waivers relating to any of the foregoing) that have been furnished to the Underwriters or their counsel are complete and genuine and include all material collateral and supplemental agreements thereto.
(xx)Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is required in connection with the offering, issuance or sale of the Securities hereunder or the consummation of the transactions contemplated by this Agreement, except such as have been already obtained or as may be required under the 1933 Act or the 1933 Act Regulations or state securities laws or the rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”).
(xxi)Absence of Manipulation. Other than permitted activity pursuant to Regulation M under the 1934 Act, neither the Company nor any of its affiliates, as such term is defined in Rule 501(b) under the 1933 Act (each, an “Affiliate”), has taken, nor will the Company or any of its Affiliates take, directly or indirectly, any action that is designed to, has constituted or would be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.
(xxii)Possession of Licenses and Permits. The Company and its Subsidiaries possess such permits, licenses, approvals, consents and other authorizations issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them as described in the Registration Statement, the General Disclosure Package and the Prospectus (collectively, the “Intangibles”), except where the failure so to possess is not reasonably likely to, individually or in the aggregate, result in a Material Adverse Effect; the Company and its Subsidiaries are in compliance with the terms and conditions of all such Intangibles, except where the failure so to comply would not, individually or in the aggregate, result in a Material Adverse Effect; all of the Intangibles are valid and in full force and effect, except when the invalidity of such Intangibles or the failure of such Intangibles to be in full force and effect is not reasonably likely to, individually or in the aggregate, result in a Material Adverse Effect; the Company and its Subsidiaries have not received any notice of proceedings relating to the revocation or modification of any such Intangibles which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would be reasonably likely to result in a Material Adverse Effect; the Company and its Subsidiaries have not violated or received written notice of any infringement of or conflict with (and the Company does not know of any such infringement of or conflict with) asserted rights of others with respect to any such Intangibles, except where the infringement of or conflict with is not reasonably likely to, individually or in the aggregate, result in a Material Adverse Effect.
(xxiii)Personal Property. Neither the Company nor any Subsidiary owns any real property. The Company and its Subsidiaries have good title to all personal property, if any, owned by them, in each case, free and clear of all liens, security interests, pledges, charges, encumbrances, mortgages and defects, except as are disclosed in the Registration Statement, the General Disclosure Package and the Prospectus or as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(xxiv)Investment Company Act. The Company is not required to register as an “investment company” under the Investment Company Act of 1940, as amended (the “1940 Act”), and will not be required to register as an “investment company” under the 1940 Act as a result of the application of the net proceeds of the offering contemplated hereby.
(xxv)Registration Rights. Except as have been waived, there are no persons with registration or other similar rights to have any equity or debt securities, including securities that are convertible into or exchangeable for equity securities, registered pursuant to the Registration Statement or otherwise registered by the Company under the 1933 Act; no person has a right of participation, first refusal or similar right with respect to the sale of the Securities by the Company.
(xxvi)Accounting Controls and Disclosure Controls. The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) receipts and expenditures are being made only in accordance with management’s general or specific authorization; (D) access to assets is permitted only in accordance with management’s general or specific authorization; and (E) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as described in the Registration Statement, the General Disclosure Package and the Prospectus, since the end of the Company’s most recent audited fiscal year, there has been (A) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (B) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. The Company and its Subsidiaries, considered as one enterprise, have established and currently maintain disclosure controls and procedures that comply with Rule 13a‑15 under the 1934 Act, and the Company has determined that such disclosure controls and procedures are effective in compliance with Rule 13a‑15 under the 1934 Act.
(xxvii)No Commissions. Neither the Company nor any of its Subsidiaries is a party to any contract, agreement or understanding with any person (other than as contemplated by this Agreement) that would give rise to a valid claim against the Company or any of its Subsidiaries or any Underwriter for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Securities by the Underwriters under this Agreement.
(xxviii) Compliance with the Sarbanes-Oxley Act. There is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any applicable provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 related to loans and Sections 302 and 906 related to certifications.
(xxix)Payment of Taxes. All tax returns of the Company and its Subsidiaries required by law to be filed have been filed and all taxes shown by such returns or otherwise assessed, which are due and payable, have been paid, except assessments against which appeals have been or will be promptly taken and as to which adequate reserves have been provided. The charges, accruals and reserves on the books of the Company in respect of any income and corporation tax liability for any years not finally determined are adequate to meet any assessments or re‑assessments for additional income tax for any years not finally determined, except to the extent of any inadequacy that would not result in a Material Adverse Effect.
(xxx)Absence of Transfer Taxes. There are no transfer taxes or other similar fees or charges under federal law or the laws of any state, or any political subdivision thereof, required to be paid in connection with the execution and delivery of this Agreement or the sale by the Company of the Securities under this Agreement.
(xxxi)Insurance. The Company and its Subsidiaries carry or are entitled to the benefits of insurance, with financially sound and reputable insurers, in such amounts and covering such risks as is generally maintained by companies of established repute engaged in the same or similar business, and all such insurance is in full force and effect. The Company has no reason to believe that it or any Subsidiary will not be able (A) to renew its existing insurance coverage as and when such policies expire or (B) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material

Adverse Effect. Neither the Company nor any Subsidiary has been denied any material insurance coverage which it has sought or for which it has applied.
(xxxii)Statistical and Market-Related Data. The statistical and market-related data included in the Registration Statement, the General Disclosure Package and the Prospectus are based on or derived from sources that the Company believes to be reliable and accurate as of the respective dates of such documents, and the Company has obtained written consent for the use of such data from such sources to the extent required.
(xxxiii)No Unlawful Payments. None of the Company, any Subsidiary or, to the knowledge of the Company, any director, officer, agent, employee, Affiliate or other person acting on behalf of the Company or any of its Subsidiaries, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment, giving or receipt of money, property, gifts or anything else of value, directly or indirectly, to any government official (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) in order to influence official action, or to any person in violation of any applicable anti-corruption laws; (ii) the Company and its Subsidiaries and, to the Company’s knowledge, its Affiliates, have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintained and will continue to maintain policies and procedures reasonably designed to promote and achieve compliance with such laws and with the representations and warranties contained herein; and (iii) neither the Company nor any of its Subsidiaries will use, directly or indirectly, the proceeds of the offering in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any applicable anti-corruption laws.
(xxxiv)Anti-Money Laundering Laws. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and its Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.
(xxxv)Sanctions. None of the Company, any Subsidiary or, to the knowledge of the Company, any director, officer, agent, employee, Affiliate or person acting on behalf of the Company or any of its Subsidiaries is an individual or entity (“Person”) that is, or is owned or controlled by, one or more Persons that are: (A) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State (including, without limitation, through designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (B) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, so-

called Donetsk People’s Republic, or so-called Luhansk People’s Republic or any other Covered Region of Ukraine identified pursuant to Executive Order 14065, the non-government controlled areas of Zaporizhzhia and Kherson and the Crimea region, Cuba, Iran, North Korea and Syria (with respect to Syria, only until July 1, 2025); and the Company will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions, except to the extent permitted for a Person required to comply with Sanctions, or in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor investor or otherwise). Since April 24, 2019, the Company and its Subsidiaries have not knowingly engaged in, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any Person, or in any country or territory that at the time of the dealing or transaction is or was the subject of Sanctions.
(xxxvi)Related Party Transactions. No relationship, direct or indirect, exists between or among the Company or any of its Subsidiaries on the one hand, and the directors, officers, trustees, managers, stockholders, partners, customers or suppliers of the Company or any of the Subsidiaries on the other hand, which would be required by the 1933 Act or by the 1933 Regulations to be described in the Registration Statement, the General Disclosure Package and the Prospectus, which is not so described.
(xxxvii)Noncompetition; Nondisclosure. Neither the Company nor any officer of the Company is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar arrangement that would be violated by the present or proposed business activities of the Company as described in the Registration Statement, the General Disclosure Package and the Prospectus.
(xxxviii)Pending Proceedings and Examinations. The Registration Statement is not the subject of a pending proceeding or examination under Section 8(d) or 8(e) of the 1933 Act, and the Company is not the subject of a pending proceeding under Section 8A of the 1933 Act in connection with the offering of the Securities.
(xxxix)REIT Status. Commencing with its initial taxable year ended December 31, 2008, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereunder (collectively, the “Code”), and the Company’s current and proposed method of operations as described in the Registration Statement, the General Disclosure Package and the Prospectus will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2025 and thereafter. No transaction or other event has occurred that could cause the Company to not be able to qualify as a REIT for its taxable year ending December 31, 2025 or future taxable years. Except as otherwise disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, the Company and each of its Subsidiaries have no intention of changing their operations or engaging in activities that would cause the Company to fail to qualify, or make economically undesirable the Company’s continued qualification, as a REIT under the Code.
(xl)Tax Opinion. With respect to each legal opinion as to federal income tax matters provided to the Underwriters pursuant to Section 5(c) hereof, the Company’s representatives have discussed with its counsel, Skadden, Arps, Slate, Meagher & Flom

LLP, the officer’s certificate supporting each such opinion, and where representations in such officer’s certificate involve terms defined in the Code, the Treasury regulations thereunder, published rulings of the Internal Revenue Service or other relevant authority, the Company’s representatives are satisfied after their discussions with their counsel in their understanding of such terms and are capable of making such representations.
(xli)Description of Organization and Method of Operations. The description of the Company’s organization and current and proposed method of operations and its qualification and taxation as a REIT set forth in the Registration Statement, the General Disclosure Package and the Prospectus is accurate in all material respects and presents fairly the matters referred to therein. The Company’s conflicts of interest policy, operating policies, investment guidelines and operating restrictions described or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus accurately reflect in all material respects the guidelines and policies of the Company with respect to the operation of its business, and no material deviation from such guidelines or policies is currently contemplated.
(xlii)Director Independence. Each of the independent directors (or independent director nominees, once appointed, if applicable) named in the Registration Statement, the General Disclosure Package and Prospectus satisfies the independence standards established by Nasdaq and, with respect to members of the Company’s audit committee, the enhanced independence standards contained in Rule 10A-3(b)(1) promulgated by the Commission under the 1934 Act.
(xliii)Broker/Dealer Status. The Company is not required to register as a “broker” or “dealer” in accordance with the provisions of the rules and the 1934 Act Regulations and, except for Bethesda Securities, LLC, does not, directly or indirectly through one or more intermediaries, control or have any other association with (within the meaning of Article I of the By‑laws of the FINRA) any member firm of the FINRA. No relationship, direct or indirect, exists between or among the Company, on the one hand, and the directors, officers or stockholders of the Company, on the other hand, which is required by the rules of the FINRA to be described in the Registration Statement, the General Disclosure Package and the Prospectus, which is not so described.
(xliv)Dividends/Distributions. Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, no Subsidiary is currently prohibited, directly or indirectly, from paying any dividends or distributions to the Company to the extent permitted by applicable law (including the rules of the FINRA), from making any other distribution on such Subsidiary’s issued and outstanding capital stock or other equity interests, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of the property or assets of such Subsidiary to the Company.
(xlv)Forward-Looking Statements. No forward-looking statement (within the meaning of Section 27A of the 1933 Act and Section 21E of the 1934 Act) contained in the Registration Statement, the General Disclosure Package or the Prospectus has been made or reaffirmed with approval of an executive officer of the Company and with actual knowledge by such executive officer that the statement was false or misleading.
(xlvi)Cybersecurity. Except as would not reasonably be expected to have a Material Adverse Effect, (i) there has been no security breach or incident relating to the Company or its Subsidiaries’ information technology and computer systems, networks, hardware, software, data and databases (including the data and information of their respective customers, employees, suppliers, vendors and any third-party data maintained, processed or stored by the Company and its Subsidiaries, and any such data processed or stored by third parties on behalf of the Company and its Subsidiaries), equipment or technology (collectively, “IT Systems and Data”); (ii) neither the Company nor its Subsidiaries have been notified of, and have no knowledge of any event or condition that would result in, any security breach or incident, unauthorized access or disclosure or other compromise to their IT Systems and Data; and (iii) the Company has implemented backup and disaster recovery technology consistent with industry standards and practices. The Company and its Subsidiaries are presently in material compliance with all applicable laws or, rules and regulations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use.
(xlvii)ERISA. Each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Security Act of 1974, as amended (“ERISA”)) for which the Company or any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Code) would have any liability (each a “Plan”) has been maintained, in all material respects, in compliance with its terms and with the requirements of all applicable statutes, rules and regulations including ERISA and the Code, except for instances which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. With respect to each Plan subject to Title IV of ERISA, except for instances which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur, (ii) no “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, has occurred or is reasonably expected to occur, (iii) the fair market value of the assets under each Plan exceeds the present value of all benefits accrued under such Plan (determined based on those assumptions used to fund such Plan) and (iv) neither the Company nor any member of its Controlled Group has incurred, or reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the Plan or premiums to the Pension Benefit Guaranty Corporation in the ordinary course and without default) in respect of a Plan (including a “multiemployer plan”, within the meaning of Section 4001(c)(3) of ERISA). Each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification, the result of which would reasonably be expected to result in a Material Adverse Effect.
Section 2.Sale and Delivery to Underwriters; Closing.
(a)Initial Securities. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to each Underwriter, severally and not jointly, and each Underwriter, severally and not jointly, agrees to purchase from the Company, at a price of $24.2125 per Depositary Share, the number of Initial Securities set forth in Schedule I opposite the name of such Underwriter, plus any additional number of Initial Securities which such Underwriter may become obligated to purchase pursuant to the provisions of Section 10 hereof, subject, in each case, to such adjustments among the Underwriters as the Representatives in their sole discretion shall make to eliminate any sales or purchases of fractional securities.
(b)Option Securities. In addition, on the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company hereby grants an option to the Underwriters, severally and not jointly, to purchase up to an additional

1,800,000 Depositary Shares, at the price per share set forth in paragraph (a) above; provided that the price per share for any Option Securities shall be reduced by an amount per share equal to any dividends or distributions declared and payable by the Company on the Initial Securities but not payable on such Option Securities. The option hereby granted will expire 30 days after the date hereof and may be exercised in whole or in part at any time on or before the 30th day after the date hereof upon notice by the Representatives to the Company setting forth the number of Option Securities as to which the several Underwriters are then exercising the option and the time and date of payment and delivery for such Option Securities. Any such time and date of delivery (a “Date of Delivery”) shall be determined by the Representatives, but shall not be later than seven full business days after the exercise of said option. If the option is exercised as to all or any portion of the Option Securities, each of the Underwriters, acting severally and not jointly, will purchase that proportion of the total number of Option Securities then being purchased which the number of Initial Securities set forth in Schedule I opposite the name of such Underwriter bears to the total number of Initial Securities, subject in each case to such adjustments as the Representatives in their sole discretion shall make to eliminate any sales or purchases of fractional shares.
(c)Payment. The Securities shall be delivered by the Company to the Representatives, including, at the option of the Representatives, through the facilities of DTC for the account of the Representatives, against payment by the Representatives of the purchase price therefor by wire transfer of immediately available funds to a bank account designated by the Company. The time and date of such delivery and payment shall be 10:00 a.m. (New York City time) on the fifth business day after the date hereof, or such other time not later than ten business days after such date as shall be agreed upon by the Representatives and the Company (such time and date of payment and delivery being herein called “Closing Time”).
In addition, in the event that any or all of the Option Securities are purchased by the Underwriters, payment of the purchase price for such Option Securities shall be made at the above-mentioned offices, or at such other place as shall be agreed upon by the Representatives and the Company, on each Date of Delivery as specified in the notice from the Representatives to the Company.
Section 3.Covenants of the Company. The Company covenants with each Underwriter as follows:
(a)Compliance with Securities Regulations and Commission Requests. The Company, subject to Section 3(b) hereof, will comply with the requirements of Rule 430B and will notify the Representatives promptly, and confirm the notice in writing, (i) when any post-effective amendment to the Registration Statement shall have been declared effective, or any supplement to the Prospectus or any amended Prospectus shall have been filed, (ii) of the receipt of any comments from the Commission, (iii) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Prospectus or for additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement, or of any order preventing or suspending the use of any Preliminary Prospectus, or of the suspension of the qualification of the Securities for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes or of any examination pursuant to Section 8(e) of the 1933 Act concerning the Registration Statement and (v) if the Company becomes the subject of a proceeding under Section 8A of the 1933 Act in connection with the offering of the Securities. The Company will effect the filings required under Rule 424(b), in the manner and within the time period required by Rule 424(b) (without reliance on Rule 424(b)(8)). The Company will make every reasonable effort to prevent the issuance of any stop order and, if any stop order is issued, to obtain the lifting thereof at the earliest possible moment.
(b)Filing of Amendments and 1934 Act Documents. The Company will give the Representatives notice of its intention to file or prepare any amendment to the Registration Statement or any amendment, supplement or revision to any Preliminary Prospectus or to the Prospectus, whether pursuant to the 1933 Act, the 1934 Act or otherwise, and the Company will furnish the Representatives with copies of any such documents a reasonable amount of time prior to such proposed filing or use, as the case may be, and will not file or use any such document to which the Representatives or counsel for the Underwriters shall reasonably object, except as required by law. The Company has given the Representatives notice of any filings made pursuant to the 1934 Act or 1934 Act Regulations within 48 hours prior to the execution of this Agreement; the Company will give the Representatives notice of its intention to make any such filing from the execution of this Agreement to the Closing Time and will furnish the Representatives with copies of any such documents a reasonable amount of time prior to such proposed filing and will not file or use any such document to which the Representatives or counsel for the Representatives shall reasonably object, except as required by law.
(c)Delivery of Registration Statement. Upon request, the Company will furnish or will deliver to the Representatives and counsel for the Underwriters, without charge, conformed copies of the Registration Statement and of each amendment thereto (including exhibits filed therewith or incorporated by reference therein and documents incorporated or deemed to be incorporated by reference therein or otherwise deemed to be a part thereof) and conformed copies of all consents and certificates of experts, and will also deliver to the Representatives, without charge, a conformed copy of the Registration Statement and of each amendment thereto (without exhibits) for each of the Underwriters. The copies of the Registration Statement and each amendment thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”), except to the extent permitted by Regulation S‑T.
(d)Delivery of Prospectus. The Company has delivered to each Underwriter, without charge, as many copies of each Preliminary Prospectus as such Underwriter reasonably requested, and the Company hereby consents to the use of such copies for purposes permitted by the 1933 Act. The Company will furnish to each Underwriter, without charge, during the period when the Prospectus is required to be delivered under the 1933 Act, such number of copies of the Prospectus (as amended or supplemented) as such Underwriter may reasonably request. The Prospectus and any amendments or supplements thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S‑T.
(e)Continued Compliance with Securities Laws. The Company will comply with the 1933 Act and the 1933 Act Regulations and the 1934 Act and the 1934 Act Regulations so as to permit the completion of the distribution of the Securities as contemplated in this Agreement and in the Prospectus. If at any time when a prospectus is required by the 1933 Act to be delivered in connection with sales of the Securities, any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of counsel for the Underwriters or for the Company, to amend the Registration Statement or amend or supplement the Prospectus in order that the Prospectus will not include any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser, or if it shall be necessary, in the opinion of such counsel, at any such time to amend the Registration Statement or amend or supplement the Prospectus in order to comply with the requirements of the 1933 Act or the 1933 Act Regulations, the Company will promptly prepare and file with the Commission, subject to

Section 3(b), such amendment or supplement as may be necessary to correct such statement or omission or to comply with such requirements, the Company will use its best efforts to have such amendment declared effective as soon as practicable (if it is not an automatic shelf registration statement with respect to the Securities) and the Company will furnish to the Underwriters such number of copies of such amendment or supplement as the Underwriters may reasonably request. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement, the General Disclosure Package or the Prospectus, or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, the Company will promptly notify the Representatives and will promptly amend or supplement, at its own expense, such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.
(f)Blue Sky Qualifications. The Company will use its best efforts, in cooperation with the Underwriters, to qualify the Securities for offering and sale under the applicable securities laws of such states and other jurisdictions (domestic or foreign) as the Representatives may designate and to maintain such qualifications in effect for a period of not less than one year from the date hereof; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.
(g)Rule 158. The Company will timely file such reports pursuant to the 1934 Act as are necessary in order to make generally available to its security holders as soon as practicable an earnings statement for the purposes of, and to provide to the Underwriters the benefits contemplated by, the last paragraph of Section 11(a) of the 1933 Act.
(h)Use of Proceeds. The Company will use the net proceeds received by it from the sale of the Securities in the manner specified in the General Disclosure Package and the Prospectus under “Use of Proceeds.”
(i)Listing. The Company has applied to list the Securities on Nasdaq and will use its best efforts to have such listing application approved within 30 days of the Closing Time.
(j)Restriction on Sale of Securities. During a period of 30 days from the date of the Prospectus, the Company will not, without the prior written consent of Morgan Stanley, directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any class of capital stock of the Company (excluding the Securities) ranking on a parity with or senior to the Series H Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company.
(k)Issuer Free Writing Prospectuses. The Company represents and agrees that, unless it obtains the prior consent of Morgan Stanley, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Company and the Representatives, it has not made and will not make any offer relating to the Securities that would constitute an “issuer free writing prospectus,” as defined in Rule 433, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by the Company and the Representatives is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company represents that it has treated or agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rule 433 applicable to any Permitted Free Writing Prospectus, including timely filing with the Commission where required, legending and record keeping.
(l)Share Price Manipulation. The Company agrees that it will not, and will cause its officers, directors and Subsidiaries not to, take, directly or indirectly, any action designed to, or that might be reasonably expected to, cause or result in stabilization or manipulation of the price of the Securities to facilitate the sale or resale of the Securities.
(m)REIT Qualification. The Company will use its best efforts to continue to meet the requirements for qualification and taxation as a REIT under the Code, subject to any future determination by the Company’s board of directors that it is no longer in the Company’s best interests to qualify as a REIT.
(n)Investment Company Act. The Company will use its best efforts to conduct its affairs and the affairs of its Subsidiaries in such a manner so as to ensure that neither the Company nor any of its Subsidiaries will be an “investment company” (as defined in the 1940 Act) or an entity “controlled” by an investment company that is required to be registered under the 1940 Act.
(o)Transfer Agent. The Company has engaged and will maintain, at its sole expense, a registrar, depositary and transfer agent for the Series H Preferred Stock.
(p)Pricing Term Sheet. The Company will prepare a pricing term sheet (the “Pricing Term Sheet”) reflecting the final terms of the Securities, in substantially the form attached hereto as Exhibit A and otherwise in form and substance satisfactory to the Representatives, and shall file such Pricing Term Sheet as an “issuer free writing prospectus” pursuant to Rule 433 prior to the close of business on the business day following the date hereof; provided, however, that the Company shall furnish the Representatives with copies of any such Pricing Term Sheet a reasonable amount of time prior to such proposed filing and will not use or file any such document to which the Representatives or counsel to the Underwriters shall reasonably object.
(q)Registration under the 1934 Act. At or prior to the Closing Time, the Company will prepare and file a registration statement on Form 8-A with the Commission covering the Depositary Shares.
(r)Reservation of Common Stock. The Company shall reserve for future issuance a requisite number of shares of Conversion Stock in respect of the Securities then outstanding.
Section 4.Payment of Expenses.
(a)Expenses. The Company will pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, printing and filing of the Registration Statement (including financial statements and exhibits) as originally filed and of each amendment thereto, (ii) the preparation, printing and delivery to the Underwriters of this Agreement, and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Securities, (iii) the preparation, issuance and delivery of the certificates for the Securities, if any, to the Underwriters, including any applicable stock or other transfer taxes and any stamp or other duties payable upon the sale, issuance or delivery of the Securities to the Underwriters, (iv) the fees and disbursements of the Company’s counsel and accountants, (v) the qualification of the Securities under securities laws in accordance with the provisions of Section 3(f) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection therewith and in connection with the preparation of any Blue Sky Survey and any supplement thereto, (vi) the printing and delivery to the Underwriters of copies of each Preliminary Prospectus, any Permitted Free Writing Prospectus and of the Prospectus and any amendments or supplements thereto and any costs associated with electronic delivery of any of the foregoing by the Underwriters to investors, (vii) the fees and expenses of any transfer agent, depositary or registrar for the Securities, (viii) the reasonable costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the Securities, including expenses associated with the production of road show slides and graphics, but excluding travel and reasonable lodging expenses of the Underwriters and representatives and officers of the Company (which shall be paid by the Underwriters), and (ix) any filing fees incident to, and the reasonable fees and disbursements of counsel to the Underwriters in connection with the review by FINRA of the terms of the sale of the Securities (subject to a maximum of $10,000) and (x) the fees and expenses incurred in connection with the listing of the Securities or the Conversion Stock on Nasdaq and for clearance, settlement and book entry transfer through DTC.
(b)Termination of Agreement. If this Agreement is terminated by the Representatives in accordance with the provisions of Section 5 or Section 9 hereof, the Company shall reimburse the Underwriters for all of their out-of-pocket expenses (including the reasonable fees and disbursements of counsel for the Underwriters) actually incurred in connection with the proposed purchase and the public offering and sale of the Securities.
Section 5.Conditions of Underwriters’ Obligations. The obligations of the Underwriters hereunder are subject to the accuracy of the representations and warranties of the Company contained in Section 1 hereof or in certificates of any officer of the Company or any subsidiary of the Company delivered pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:
(a)Effectiveness of Registration Statement; Filing of Prospectus; Payment of Filing Fee. The Registration Statement became effective and at the Closing Time and at any relevant Date of Delivery no stop order suspending the effectiveness of the Registration Statement shall have been issued under the 1933 Act or proceedings therefore initiated or threatened by the Commission, and any request on the part of the Commission for additional information shall have been complied with to the reasonable satisfaction of counsel to the Underwriters. A prospectus containing the Rule 430B Information shall have been filed with the Commission in the manner and within the time period required by Rule 424(b) without reliance on Rule 424(b)(8) (or a post-effective amendment providing such information shall have been filed and have been declared effective in accordance with the requirements of Rule 430B). The Company shall have paid the required Commission filing fees relating to the Securities within the time period required by the 1933 Act Regulations.
(b)Execution and Delivery of the Deposit Agreement; Filing of the Certificate of Designation; Deposit of Series H Preferred Stock. At the Closing Time, the Representatives shall have received a duly authorized, executed and delivered copy of the Deposit Agreement. The Certificate of Designation shall have been filed with and accepted by the SOS. The Representatives shall have received from the Depositary a copy of the certificate evidencing the deposit of the shares of Series H Preferred Stock underlying the Securities.
(c)Opinion of Counsel for Company. At Closing Time, the Representatives shall have received the favorable opinion and negative assurance letter, dated as of Closing Time, of Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance satisfactory to counsel for the Underwriters and to such further effect as counsel to the Underwriters may reasonably request. In addition, at Closing Time, the Representatives shall have received the favorable opinion, dated as of Closing Time, of Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel for the Company, in form and substance satisfactory to counsel for the Underwriters and to such further effect as counsel to the Underwriters may reasonably request.
(d)Opinion of Counsel for Underwriters. At the Closing Time, the Representatives shall have received the favorable opinion and negative assurance letter, dated as of the Closing Time, of Vinson & Elkins L.L.P. with respect to the matters the Underwriters reasonably request. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company and certificates of public officials.
(e)Officers’ Certificates. At Closing Time, there shall not have been, since the date hereof, since the Applicable Time or since the respective dates as of which information is given in the Prospectus or the General Disclosure Package, any Material Adverse Effect. The Underwriters shall have received a certificate of the President or a Vice President of the Company and of the chief financial or chief accounting officer of the Company, dated as of Closing Time, to the effect that (i) there has been no such Material Adverse Effect, (ii) the representations and warranties in Section 1(a) hereof are true and correct with the same force and effect as though expressly made at and as of Closing Time, (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to Closing Time, and (iv) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or, to their knowledge, contemplated by the Commission.
(f)Accountant’s Comfort Letter. At the time of the execution of this Agreement, the Underwriters shall have received from Ernst & Young LLP a letter dated such date, in form and substance satisfactory to the Representatives, together with signed or reproduced copies of such letters for each of the other Underwriters, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement, the General Disclosure Package and the Prospectus. Such letters shall address the audited financial statements, any unaudited interim financial statements (including a statement that such unaudited financial statements have been reviewed in accordance with the standards established under Statement on Auditing Standards No. 100) and any pro forma financial statements and also shall provide customary negative assurances.
(g)Bring-down Comfort Letter. At Closing Time, the Representatives shall have received from Ernst & Young LLP a letter, dated as of Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (f) of this Section 5, except that the specified date referred to shall be a date not more than three business days prior to Closing Time.
(h)Listing. The Company shall have applied to have the Securities listed on Nasdaq and shall have used its best efforts to have such listing application approved within 30 days of the Closing Time.
(i)No Objection. FINRA shall have not raised any objection with respect to the fairness and reasonableness of the underwriting terms and arrangements.
(j)No Downgrade. Neither the Company nor its Subsidiaries have any debt securities or preferred stock that are rated by any “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the 1934 Act).

(k)Conditions to Purchase of Option Securities. In the event that the Underwriters exercise their option provided in Section 2(b) hereof to purchase all or any portion of the Option Securities, the representations and warranties of the Company contained herein and the statements in any certificates furnished by the Company hereunder shall be true and correct as of each Date of Delivery and, at the relevant Date of Delivery, the Representatives shall have received:
(i)Officers’ Certificate. A certificate, dated such Date of Delivery, of the President or a Vice President of the Company and of the Chief Financial Officer or chief accounting officer of the Company confirming that the certificate delivered by the Company at the Closing Time pursuant to Section 5(e) hereof remains true and correct as of such Date of Delivery.
(ii)Opinion of Counsel for Company. The favorable opinions of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Company, each in form and substance satisfactory to counsel for the Underwriters, dated such Date of Delivery, relating to the Option Securities to be purchased on such Date of Delivery and otherwise to the same effect as the opinions required by Section 5(c) hereof.
(iii)Opinion of Counsel for Underwriters. The favorable opinion of Vinson & Elkins L.L.P., counsel for the Underwriters, dated such Date of Delivery, relating to the Option Securities to be purchased on such Date of Delivery and otherwise to the same effect as the opinion required by Section 5(d) hereof.
(iv)Bring-down Comfort Letter. A letter from Ernst & Young LLP, in form and substance satisfactory to the Representatives and dated such Date of Delivery, substantially in the same form and substance as the letter furnished to the Representatives pursuant to Section 5(g) hereof, except that the “specified date” in the letter furnished pursuant to this paragraph shall be a date not more than three days prior to such Date of Delivery.
(l)Additional Documents. At the Closing Time and at each Date of Delivery, counsel for the Underwriters shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling it to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Securities as herein contemplated shall be reasonably satisfactory in form and substance to the Underwriters and counsel for the Underwriters.
(m)Termination of Agreement. If any condition specified in this Section 5 shall not have been fulfilled when and as required to be fulfilled, this Agreement, or, in the case of any condition to the purchase of Option Securities on a Date of Delivery which is after the Closing Time, the obligations of the several Underwriters to purchase the relevant Option Securities, may be terminated by the Representatives by notice to the Company at any time at or prior to the Closing Time or such Date of Delivery, as the case may be, and such termination shall be without liability of any party to any other party, except as provided in Section 4(b) and except that this paragraph and Sections 1, 6, 7 and 8 shall survive any such termination and remain in full force and effect.
Section 6.Indemnification.

(a)Indemnification of Underwriters. The Company agrees to indemnify and hold harmless each Underwriter, its Affiliates, its selling agents and each person, if any, who controls any Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:
(i)against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), and including the Rule 430B Information, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, or arising out of any untrue statement or alleged untrue statement of a material fact included in any Preliminary Prospectus and the General Disclosure Package or the Prospectus (or any amendment or supplement thereto), or any material or information provided to investors by, or with the approval of the Company in connection with the marketing of the Securities, including any roadshow or investor presentations made to investors by the Company (whether in person or electronically), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;
(ii)against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in any Issuer Free Writing Prospectus or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;
(iii)against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 6(d) below) any such settlement is effected with the written consent of the Company;
(iv)against any and all expense (including the fees and disbursements of counsel chosen by the Representatives) reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;
provided, however, that this indemnity shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with the Underwriter Content.
(b)Indemnification of Company, Directors and Officers. Each Underwriter severally agrees to indemnify and hold harmless the Company, its directors, each of its officers who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section 6, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement, the General Disclosure Package or the Prospectus in reliance upon and in conformity with the Underwriter Content. The

Company hereby acknowledges that the only information that the Underwriters have furnished to the Company expressly for use in the Registration Statement, the General Disclosure Package or the Prospectus are the statements set forth under the caption “Underwriting” in such documents as follows: the second and third sentences in the third paragraph, the fifth sentence of the sixth paragraph, the first two sentences in the ninth paragraph, the last sentence in the sixth bullet point of the ninth paragraph, the first sentence in the tenth paragraph and the thirteenth paragraph relating to electronic prospectus delivery (collectively, the “Underwriter Content”).
(c)Actions Against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it shall elect, jointly with all other indemnifying parties similarly notified, by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that a conflict may arise between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of such indemnifying party’s election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 6 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with local counsel), approved by the indemnifying party, representing the indemnified parties who are parties to such action), (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action, or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party, in each of which cases the fees and expenses of counsel shall be at the expense of the indemnifying party.
(d)Settlement without Consent if Failure to Reimburse. The indemnifying party under this Section 6 shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party against any loss, claim, damage, liability or expense by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by Section 6(c) hereof, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 60 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which any indemnified party is or could have been a party and indemnity was or could have been sought hereunder by such indemnified party, unless such settlement, compromise or consent includes (i) an unconditional release of such indemnified party from all liability on claims that are the subject matter of such action, suit or proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.
Section 7.Contribution. If the indemnification provided for in Section 6 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other hand from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Underwriters on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.
The relative benefits received by the Company on the one hand and the Underwriters on the other hand in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company and the total underwriting discount received by the Underwriters, in each case as set forth on the cover of the Prospectus, bear to the aggregate public offering price of the Securities as set forth on the cover of the Prospectus.
The relative fault of the Company on the one hand and the Underwriters on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 7. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 7 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 7, (i) no Underwriter shall be required to contribute an amount in excess of the underwriting discounts and commissions applicable to the Securities purchased by such Underwriter and (ii) no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.
For purposes of this Section 7, each person, if any, who controls an Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and each Underwriter’s Affiliates and selling agents shall have the same rights to contribution as such Underwriter, and each director of the Company, each officer of the Company who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company.
The Underwriters’ respective obligations to contribute pursuant to this Section 7 are several in proportion to the number of Initial Securities set forth opposite their respective names in Schedule I hereto and not joint.
Section 8.Representations, Warranties and Agreements to Survive. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company submitted pursuant hereto, shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of any Underwriter or its Affiliates or selling agents, any person controlling any Underwriter, its officers or directors or any person controlling the Company and (ii) delivery of and payment for the Securities.
Section 9.Termination of Agreement.
(a)Termination; General. The Representatives may terminate this Agreement, by notice to the Company, at any time at or prior to the Closing Time (i) if there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the General Disclosure Package or the Prospectus (exclusive of any supplement thereto), any Material Adverse Effect, the effect of which is such as to make it, in the judgment of the Representatives, impracticable or inadvisable to market the Securities or to enforce contracts for the sale of the Securities, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any material and adverse change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Representatives, impracticable or inadvisable to market the Securities or to enforce contracts for the sale of the Securities, or (iii) if trading in any securities of the Company has been suspended or materially limited by the Commission or Nasdaq, or if trading generally on the New York Stock Exchange or Nasdaq has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by order of the Commission, FINRA or any other governmental authority, or (iv) a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States such that settlement and clearance of the sale of the Securities is impracticable or impossible, or (v) if a banking moratorium has been declared by either federal or New York State authorities.
(b)Liabilities and Expenses. If this Agreement is terminated pursuant to this Section 9, (i) such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that this paragraph and Sections 1, 6 and 7 shall survive such termination and remain in full force and effect, and (ii) the Underwriters shall only be entitled to receive out-of-pocket expenses actually incurred.
Section 10.Default by One or More of the Underwriters. If one or more of the Underwriters shall fail at the Closing Time or a Date of Delivery to purchase the Securities which it or they are obligated to purchase under this Agreement (the “Defaulted Securities”), the Representatives shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other underwriters, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representatives shall not have completed such arrangements within such 24-hour period, then:
(i)if the number of Defaulted Securities does not exceed 10% of the number of Securities to be purchased on such date, each of the non‑defaulting Underwriters shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Underwriters, or
(ii)if the number of Defaulted Securities exceeds 10% of the number of Securities to be purchased on such date, this Agreement, or, with respect to any Date of Delivery which occurs after the Closing Time, the obligation of the Underwriters to purchase and of the Company to sell the Option Securities to be purchased and sold on such Date of Delivery, shall terminate without liability on the part of any non‑defaulting Underwriter.
No action taken pursuant to this Section shall relieve any defaulting Underwriter from liability in respect of its default.
In the event of any such default which does not result in a termination of this Agreement or, in the case of a Date of Delivery which is after the Closing Time, which does not result in a termination of the obligation of the Underwriters to purchase and the Company to sell the relevant Option Securities, as the case may be, either (i) the Representatives or (ii) the Company shall have the right to postpone the Closing Time or the relevant Date of Delivery, as the case may be, for a period not exceeding seven days in order to effect any required changes in the Registration Statement or Prospectus or in any other documents or arrangements. As used herein, the term “Underwriter” includes any person substituted for an Underwriter under this Section 10.
Section 11.Tax Disclosure. Notwithstanding any other provision of this Agreement, from the commencement of discussions with respect to the transactions contemplated hereby, the Company (and each employee, representative or other agent of the Company) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure (as such terms are used in Sections 6011, 6111 and 6112 of the Code and the Treasury Regulations promulgated thereunder) of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to the Company relating to such tax treatment and tax structure.
Section 12.Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Underwriters shall be directed to: Morgan Stanley &

Co. LLC, 1585 Broadway, 29th Floor, New York, New York 10036, Attention: Investment Banking Division; Goldman Sachs & Co. LLC, 200 West Street, New York, New York 10282-2198, Attention: Registration Department; J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attention: Investment Grade Syndicate Desk, fax: 212-834-6081; RBC Capital Markets, LLC, Brookfield Place, 200 Vesey Street, 8th Floor, New York, NY 10281, Attention: DCM Transaction Management/Scott Primrose, Email: TMGUS@rbccm.com; UBS Securities LLC, 11 Madison Avenue, New York, New York 10010, Attention: Fixed Income Syndicate, Telephone: (203) 719-1088, Email: dl-synd-stamford@ubs.com; Wells Fargo Securities, LLC, 550 South Tryon Street, 5th Floor, Charlotte, North Carolina 28202, Attention: Transaction Management, Email: tmgcapitalmarkets@wellsfargo.com; Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013, Attention: General Counsel, Fax: (646) 291-1469; and Keefe Bruyette & Woods, Inc., 787 Seventh Avenue, 4th Floor, New York, New York 10019, Attention: Equity Capital Markets; and, with a copy to (which shall not constitute notice) Vinson & Elkins L.L.P., 2200 Pennsylvania Avenue NW, Suite 500 West, Washington, DC 20037, fax no. (202) 879-8916, Attention: S. Gregory Cope; notices to the Company shall be directed to each of them at 7373 Wisconsin Avenue, 22nd Floor, Bethesda, Maryland 20814, Attention: Secretary, each with a copy to (which shall not constitute notice) Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, New York 10001, Attention: David J. Goldschmidt, Esq.
Section 13.No Advisory or Fiduciary Relationship. The Company acknowledges and agrees that (i) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the public offering price of the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the Company, on the one hand, and the several Underwriters, on the other hand, (ii) in connection with the offering contemplated hereby and the process leading to such transaction each Underwriter is and has been acting solely as a principal and is not the agent or fiduciary of the Company, or its stockholders, creditors, employees or any other party, (iii) each Underwriter has not assumed and will not assume an advisory or fiduciary responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Company on other matters) and each Underwriter has no obligation to the Company with respect to the offering contemplated hereby except the obligations expressly set forth in this Agreement, (iv) the Underwriters and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company, and (v) the Underwriters and their respective agents have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent each deemed appropriate.
Section 14.Research Analyst Independence. The Company acknowledges that the Underwriters’ research analysts and research departments are required to be independent from its investment banking division and is subject to certain regulations and internal policies, and that the Underwriters’ research analysts may hold views and make statements or investment recommendations and/or publish research reports with respect to the Company and/or the offering that differ from the views of their respective investment banking divisions. The Company hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against the Underwriters with respect to any conflict of interest that may arise from the fact that the views expressed by its research analysts and research department may be different from or inconsistent with the views or advice communicated to the Company by Underwriters’ investment banking divisions. The Company acknowledges that each Underwriter is a full service securities firm and as such from time to time, subject to applicable securities laws, may effect transactions for its own account or the account of its customers and hold long or short positions in debt or equity securities of the Company and any other companies that may be the subject of the transactions contemplated by this Agreement.
Section 15.Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Underwriters, or any of them, with respect to the subject matter hereof.
Section 16.Parties. This Agreement shall each inure to the benefit of and be binding upon the Underwriters, the Company, and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Underwriters, the Company and their respective successors, Affiliates, selling agents and the controlling persons and officers and directors referred to in Sections 6 and 7 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Underwriters, the Company and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Securities from any Underwriter shall be deemed to be a successor by reason merely of such purchase.
Section 17.GOVERNING LAW; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE COMPANY AND THE REPRESENTATIVES EACH HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.
Section 18.TIME. TIME SHALL BE OF THE ESSENCE OF THIS AGREEMENT. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.
Section 19.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. Delivery of a signed counterpart of this Agreement by facsimile or other electronic transmission shall constitute valid and sufficient delivery thereof.
Section 20.Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
Section 21.Recognition of the U.S. Special Resolution Regimes.
(a)In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.
(b)In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.
For purposes of this Section 21, a “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k). “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b). “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable. “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.
Section 22.PATRIOT Act Compliance. In accordance with the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the underwriters are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the underwriters to properly identify their respective clients.
[Signature Page Follows.]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Underwriters and the Company in accordance with its terms.
Very truly yours,
AGNC INVESTMENT CORP.
By:    /s/ Bernice E. Bell
Name: Bernice E. Bell
Title: Executive Vice President and Chief Financial Officer

CONFIRMED AND ACCEPTED,
as of the date first above written:
For themselves and as Representatives of the several Underwriters named in Schedule I hereto.

MORGAN STANLEY & CO. LLC By: /s/ Hector Vazquez Name: Hector Vazquez Title: Executive Director	GOLDMAN SACHS & CO. LLC By: /s/ Thomas Healy Name: Thomas Healy Title: Managing Director
J.P. MORGAN SECURITIES LLC By: /s/ Stephen L. Sheiner Name: Stephen L. Sheiner Title: Executive Director	RBC CAPITAL MARKETS, LLC By: /s/ Saurabh Monga Name: Saurabh Monga Title: Managing Director
UBS SECURITIES LLC By: /s/ Jay Anderson Name: Jay Anderson Title: Managing Director By: /s/ Aaditya Niranjan Name: Aaditya Niranjan Title: Director	WELLS FARGO SECURITIES, LLC By: /s/ Carolyn Hurley Name: Carolyn Hurley Title: Managing Director
KEEFE BRUYETTE & WOODS, INC. By: /s/ Ted Conway Name: Ted Conway Title: Managing Director	CITIGROUP GLOBAL MARKETS INC. By: /s/ Adam D. Bordner Name: Adam D. Bordner Title: Managing Director

Schedule I

Name of Underwriter	Number of Initial Securities
Morgan Stanley & Co. LLC	1,800,000
Goldman Sachs & Co. LLC	1,800,000
J.P. Morgan Securities LLC	1,800,000
RBC Capital Markets, LLC	1,800,000
UBS Securities LLC	1,800,000
Wells Fargo Securities, LLC	1,800,000
Citigroup Global Markets Inc.	540,000
Keefe, Bruyette & Woods, Inc.	540,000
Barclays Capital Inc.	120,000
Total	12,000,000
Schedule 1

Schedule II
Issuer General Use Free Writing Prospectus
Issuer Free Writing Prospectus, dated September 3, 2025.
Schedule 1

Schedule III
List of Subsidiaries
Bethesda Securities, LLC
AGNC Investment Management, LLC
AGNC TRS, LLC
AGNC Mortgage Management, LLC
AGNC Management, LLC
MTGE Management, LLC
AGNC Ventures, LLC
Bethesda TRS, LLC
Woodmont Mortgage Investment Acquisition, LLC
Woodmont Mortgage Investment TRS, LLC

Schedule 1

Exhibit A
FORM OF PRICING TERM SHEET
1

Filed Pursuant to Rule 433 of the Securities Act of 1933
Issuer Free Writing Prospectus, dated September 3, 2025
Relating to Preliminary Prospectus Supplement, dated September 3, 2025
Registration No. 333-279249

AGNC INVESTMENT CORP.

12,000,000 Depositary Shares
Each Representing 1/1,000th of a Share of
8.75% Series H Fixed-Rate Cumulative Redeemable Preferred Stock
(Liquidation Preference Equivalent to $25.00 Per Depositary Share)
Final Term Sheet
September 3, 2025

Issuer:	AGNC Investment Corp.
Description of Securities Offered:	Depositary shares, each representing a 1/1,000th fractional interest in a share of 8.75% Series H Fixed-Rate Cumulative Redeemable Preferred Stock of the Company (the “Series H Preferred Stock”).

Number of Securities Offered:	12,000,000 depositary shares

Overallotment Option:	1,800,000 depositary shares

Trade Date:	September 3, 2025

Settlement and Delivery Date:	September 10, 2025 (T + 5)

Public Offering Price:	$25.00 per depositary share; $300,000,000 in aggregate (assuming no exercise of the underwriters overallotment option).

Underwriting Discount:	$0.7875 per depositary share; $9,450,000 total (assuming no exercise of the underwriters overallotment option).

Net Proceeds to the Issuer, Before Expenses:	$24.2125 per depositary share; $290,550,000 total (assuming no exercise of the underwriters overallotment option).

Maturity:	Perpetual (unless redeemed by the Issuer on or after October 15, 2030, pursuant to the optional redemption right described below, or redeemed by the Issuer at any time pursuant to the special optional redemption right described below, or converted by an investor in connection with a Change of Control as described below or redeemed by the Issuer pursuant to its amended and restated certificate of incorporation to preserve its qualification as a real estate investment trust, or REIT).

Dividend Rate:	Holders of Series H Preferred Stock will be entitled to receive cumulative cash dividends from and including the original issue date at a fixed rate equal to 8.75% per annum of the $25,000 liquidation preference per share of Series H Preferred Stock (equivalent to $2,187.50 per annum per share of Series H Preferred Stock and $2.1875 per annum per depositary share).

Dividend Payment Date:	Quarterly cumulative dividends, in arrears, on or about the 15th day of each January, April, July and October of each year (provided that if any dividend payment date is not a business day, then the dividend which would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day). Dividends will accumulate and be cumulative from, and including, the date of original issuance, which is expected to be September 10, 2025. The first dividend, payable on January 15, 2026 in the amount of $759.55 per share of Series H Preferred Stock (or $0.75955 per depositary share), will be paid to the persons who are the holders of record of the Series H Preferred Stock at the close of business on the dividend record date, which will be January 1, 2026.

Liquidation Preference:	$25.00 per depositary share; $300,000,000 in aggregate (assuming no exercise of the underwriters overallotment option), plus any accumulated and unpaid dividends to, but not including, the date of payment, before any payment is made to the holders of the Issuer’s common stock.

Optional Redemption Date:	October 15, 2030, except under circumstances intended to preserve the Issuer's qualification as a REIT, for federal income tax purposes and except as described below under “Special Optional Redemption.” On and after October 15, 2030, the Issuer may, at its option, redeem any or all of the shares of the Series H Preferred Stock underlying the depositary shares (and the depositary will redeem the number of depositary shares representing interests in the Series H Preferred Stock redeemed) at $25,000 per share of the Series H Preferred Stock (equivalent to $25.00 per depositary share), plus any accumulated and unpaid dividends to, but not including, the redemption date.

Special Optional Redemption:	Upon the occurrence of a Change of Control, the Issuer may, at its option, redeem any or all of the shares of Series H Preferred Stock (and the depositary shares) within 120 days after the first date on which such Change of Control occurred at a cash redemption price of $25.00 per depositary share plus any accumulated and unpaid dividends to, but not including, the redemption date. If, prior to the Change of Control Conversion Date (as defined below), the Issuer has provided notice of its election to redeem some or all of the Series H Preferred Stock (and the depositary shares) (whether pursuant to its optional redemption right or this special optional redemption right), the holders of depositary shares representing interests in the Series H Preferred Stock will not have the conversion right described below under “Conversion Rights” with respect to the shares of Series H Preferred Stock called for redemption.

Change of Control:	Deemed to occur when, after the original issuance of the Series H Preferred Stock, the following have occurred and are continuing: (i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of the Issuer’s stock entitling that person to exercise more than 50% of the total voting power of all the Issuer’s stock entitled to vote generally in the election of the Issuer’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (ii) following the closing of any transaction referred to in clause (i) above, neither the Issuer nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE American, LLC (the “NYSE American”) or The Nasdaq Global Select Market (“Nasdaq”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or Nasdaq.
Conversion Rights:
Share Cap: 5.12295 per depositary share

Exchange Cap: Subject to certain adjustments, the Exchange Cap will not exceed 61,475,400 shares of the Issuer’s common stock (or equivalent Alternative Conversion Consideration, as applicable) issuable or deliverable, as applicable, subject to proportionate increase to the extent the underwriters exercise their overallotment option, not to exceed 70,696,710 shares of the Issuer’s common stock in total (or equivalent Alternative Conversion Consideration, as applicable).

Proposed Nasdaq Global Select Market Listing Symbol:	AGNCZ
CUSIP:	00123Q 831
ISIN:	US00123Q8318
Joint Book-Running Managers:	Morgan Stanley & Co. LLC Goldman Sachs & Co. LLC J.P. Morgan Securities LLC RBC Capital Markets, LLC UBS Securities LLC Wells Fargo Securities, LLC Citigroup Global Markets Inc. Keefe, Bruyette & Woods, Inc.
Co-Manager:	Barclays Capital Inc.

The issuer has filed a registration statement (including a base prospectus dated May 9, 2024) and a preliminary prospectus supplement, dated September 3, 2025 with the Securities and Exchange Commission, or the SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and related preliminary prospectus supplement if you request them from Morgan Stanley & Co. LLC by calling (866) 718-1649, Goldman Sachs & Co. LLC by calling (866) 471-2526, J.P. Morgan Securities LLC by calling (212) 834-4533, RBC Capital Markets, LLC by calling (866) 375-6829, UBS Securities LLC by calling (833) 481-0269, Wells Fargo Securities, LLC by calling (800) 645-3751, Citigroup Global Markets Inc. by calling (800) 831-9146 or Keefe, Bruyette & Woods, Inc. by calling (800) 966-1559.